Exhibit 99.1

October 23, 2003
For Immediate Release

Contact:
Jane A. Freeman
Chief Financial Officer
Scientific Learning Corp.
(510) 625-2284
jfreeman@scilearn.com

Michele Norris
Media
(908) 377-3095
mnorris@scilearn.com

Scientific Learning Reports First Net Profit and
Record Revenues

Revenue Increases 25%

Oakland, CA, October 23, 2003 — Scientific Learning Corporation (OTCBB: SCIL) today announced its net profit for the third quarter of 2003 was $1.3 million and $.08 per share compared to a net loss of $450,000 and $.03 per share in the third quarter of 2002.

Revenue for the quarter ended September 30, 2003 was $8.0 million, compared to $6.4 million for the quarter ended September 30, 2002, an increase of 25%.

“We are very pleased to report Scientific Learning’s first net profit,” stated Robert C. Bowen, Chairman and Chief Executive Officer. “Results for the quarter were very strong. Revenue, operating profit and cash flow all reached new records.”

Gross margins were 79% in the third quarter of 2003, as expected, compared to 84% in the same quarter of 2002 due to a higher proportion of service and support. Operating expenses in the third quarter of 2003 totaled $5.2 million compared to $5.5 million in the third quarter of 2002. The operating profit for the quarter was $1.2 million compared to an operating loss of $113,000 in the third quarter of 2002.

The Company reported $425,000 of other income in the third quarter of 2003 from its agreement to license its patented technology to Neuroscience Solutions Corporation for use in health care applications worldwide.

“Our agreement with Neuroscience Solutions extends the findings of three decades of brain research to improve human potential into other markets, demonstrating both the strength of our patented technology and the breadth of its application,” said Mr. Bowen. “We look forward to the benefits it will bring to others while we continue to build our presence in K-12 education.” One of the founders of Neuroscience Solutions is Dr. Michael Merzenich, member of the National Academy of Sciences and a founder and director of Scientific Learning.

“Our K-12 sales growth continues to exceed industry rates,” said Mr. Bowen. “K-12 sales grew 15% in the third quarter, as expected. We made 21 sales in excess of $100,000 during the quarter compared to 14 in the third quarter of 2002.”

Deferred revenue increased 23% year over year and totaled $17.5 million at quarter-end compared to $14.2 million on September 30, 2002. Approximately 93% of deferred revenue is expected to be recognized as revenue in the next four quarters.

During the third quarter, the Company generated $5.0 million in cash from operations. At September 30, 2003, the company had $1.0 million outstanding on its line of credit.

Revenue for the nine months ended September 30, 2003 was $21.8 million, a 55% increase compared to $14.0 million reported in the same period last year. The net profit was $624,000 for the first nine months of 2003 and $.04 per share compared to a net loss of $7.2 million and $.46 per share in the same period of 2002. Because of its net operating loss carryforwards the Company does not expect to pay any significant amount of income taxes for several years.

Business Outlook

Scientific Learning expects continued growth in the balance of 2003. For the year ending December 31, 2003, revenue is expected to be in the range of $28.9 to $29.2 million. The company expects to report an operating profit between $1.3 and $1.6 million.

“We expect education spending to remain under pressure for the balance of 2003 and into 2004,” said Mr. Bowen. “Despite this challenging environment, we believe educators will continue to spend on products and solutions that drive reading improvement for students. We expect our K-12 sales will continue to grow in our target range of 20% to 30% for the year.”

For the fourth quarter of 2003, Scientific Learning expects revenue to be in the range of $7.1 to $7.4 million compared to $6.3 million in the same period of 2002. The Company expects to report an operating profit of $200,000 to $500,000 in the fourth quarter of 2003, compared to an operating loss of $74,000 in the same period of 2002.

The targets above represent the Company’s current revenue and earnings goals as of the date of this release and are based on information current as of October 23, 2003. Scientific Learning does not expect to update the business outlook until the release of its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 5:00 p.m. EDT on Thursday, October 23, 2003, which will be broadcast live at www.on24.com. The broadcast will also be available simultaneously and for replay after the end of the call on the Investor Information portion of the Company’s Web site. The conference call can also be accessed at 800-290-2715 (listen only). PostView® of the call is available for 48 hours following the call by dialing 800-633-8284 or 402-977-9140 (enter reservation #21163155).

About Scientific Learning

Headquartered in Oakland, CA, Scientific Learning (OTCBB: SCIL) sells the patented Fast ForWord® family of products that develop and enhance cognitive skills required to read and learn effectively. The Fast ForWord software is based on more than 30 years of neuroscience research on how to improve learning in children, adolescents and adults. Significant gains are frequently achieved in as few as 20 to 40 instructional sessions. To learn more about Scientific Learning’s neuroscience-based products, visit the Company’s Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-665-9707.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by Section 27A of the federal securities law. Such statements include, among others, statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, cash flow, income tax, financial resources and other financial results. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the products are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; changes in tax law; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the Report on Form 10-K filed March 31, 2003 (Part I, Item 1, Factors That May Affect Our Results or Stock Price and Part II, Item 7, Management’s Discussion and Analysis) and the Report on Form 10-Q filed August 14, 2003 (Part I, Item 2, Factors That May Affect Quarterly Results of Operations and Stock Price).

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SCIENTIFIC LEARNING CORPORATION BALANCE SHEETS (In thousands)

	September 30, 2003	December 31, 2002

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,323	$4,613
Accounts receivable, net	4,915	4,867
Prepaid expenses and other current assets	748	1,340

Total current assets	10,986	10,820

Property and equipment, net	757	1,198
Other assets	5,206	6,625

Total assets	$16,949	$18,643

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$491	$287
Accrued liabilities	4,409	5,411
Borrowings under bank line of credit	1,000	—
Deferred revenue	16,231	13,433

Total current liabilities	22,131	19,131

Borrowings under bank line of credit	—	5,000
Deferred revenue, long-term	1,273	2,151
Other liabilities	631	484

Total liabilities	24,035	26,766

Stockholders’ deficit:
Common stock	74,184	73,771
Accumulated deficit	(81,270)	(81,894)

Total stockholders’ deficit	(7,086)	(8,123)

Total liabilities and stockholders’ deficit	$16,949	$18,643

SCIENTIFIC LEARNING CORPORATION STATEMENT OF OPERATIONS (In thousands, except share and per share amounts) Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Revenues:

Products	$6,262	$5,335	$17,810	$11,555
Service and support	1,755	1,061	3,942	2,475

Total revenues	8,017	6,396	21,752	14,030

Cost of revenues:

Cost of products	679	633	1,807	1,443
Cost of service and support	966	389	2,732	1,118

Total cost of revenues	1,645	1,022	4,539	2,561

Gross profit	6,372	5,374	17,213	11,469

Operating expenses:

Sales and marketing	3,258	3,587	9,898	10,948
Research and development	796	812	2,640	2,231
General and administrative	1,140	1,088	3,537	3,722
Restructuring charges	—	—	—	880

Total operating expenses	5,194	5,487	16,075	17,781

Operating income (loss)	1,178	(113)	1,138	(6,312)

Other income from related party	425	—	425	—
Interest expense, net	(301)	(337)	(926)	(926)

Net income (loss) before income tax provision	1,302	(450)	637	(7,238)
Income tax provision	13	—	13	—

Net income (loss)	$1,289	$(450)	$624	$(7,238)

Basic net income (loss) per share:	$0.08	$(0.03)	$0.04	$(0.46)

Shares used in computing basic net income (loss)	16,052,661	15,704,474	15,979,534	15,591,975

Diluted net income (loss) per share:	$0.08	$(0.03)	$0.04	$(0.46)

Shares used in computing diluted net income (loss)	17,123,821	15,704,474	16,827,135	15,591,975

Certain 2002 items have been reclassified to conform to the presentation adopted in 2003.